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                                                                    Exhibit 99.1

                    AMH HOLDINGS, INC. LAUNCHES DEBT OFFERING

CUYAHOGA FALLS, Ohio, February 20, 2004 - AMH Holdings, Inc. ("AMH") announced today its plans to offer senior discount notes due 2014 in a private placement, which are expected to generate gross proceeds of approximately $258 million. Net proceeds from the offering will be used to redeem all of AMH's preferred stock (including accrued and unpaid dividends thereon), pay a dividend to AMH's common stockholders and pay a bonus to certain members of senior management.

The notes will rank senior to AMH's subordinated indebtedness, will be effectively subordinated to AMH's future secured debt and will be structurally subordinated to all indebtedness and obligations of its subsidiaries, including Associated Materials Incorporated.

The notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act.

This press release does not constitute an offer to sell nor a solicitation of any offer to buy any security, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offering sold would be unlawful.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMH that are based on the beliefs of AMH's management. When used in this press release, the words "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or similar expressions identify forward-looking statements. Such statements reflect the current views of AMH's management with respect to its operations and results of operations regarding the home building industry, economy, interest rate, availability of consumer credit, employment trends, levels of consumer confidence and consumer preferences, raw materials costs and availability, national and regional trends in new housing starts, weather conditions, its ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, potential conflict between existing Alside and new Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek Holdings, Inc., shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.